EXHIBIT 99


       News Release of Collins & Aikman Corporation dated April 18, 2001.


CONTACTS:
Media:    Aaron Stowell
(248) 824-1656
aaron.stowell@colaik.com
Analysts: Sandra A. Thomas
(248) 824-1645
sandy.thomas@colaik.com


FOR IMMEDIATE RELEASE


               COLLINS & AIKMAN SIGNS LETTER OF INTENT TO ACQUIRE
                 AUTOMOTIVE FABRIC OPERATIONS FROM JOAN FABRICS


      TROY, MICH - Collins & Aikman Corporation (NYSE: CKC) announced today that it has signed a letter of intent to acquire the automotive fabric operations of Joan Fabrics (Joan), a leading supplier of bodycloth to the automotive industry, and all of the operating assets in Joan's affiliated yarn dying operation, Western Avenue Dyers (WAD). For fiscal 2000, Joan and WAD had combined EBITDA of approximately $27 million, and total sales - including non-automotive sales, of approximately $265 million. Consideration is expected to include $100 million in cash and 12,760,000 shares of Collins & Aikman common stock. Completion of the transaction is subject to normal terms and conditions, including negotiation of definitive documentation, and is expected to close within the next several months. The transaction is anticipated to significantly enhance Collins & Aikman's automotive fabric capabilities, which should enable the company to provide its fabric customers with lower costs, while simultaneously enhancing customer service, product design, delivery, scheduling and coordination.


      Upon completion of the transaction, Elkin McCallum, principal owner of Joan Fabrics, will join the Collins & Aikman Board of Directors. McCallum is a skilled and successful veteran of the automotive fabric industry, who brings to the combined companies extensive product knowledge coupled with strong customer and supplier relationships.


      "Similar to our recently announced Becker transaction, the pending acquisition of Joan is another important component in building our position as a Mega Tier 2 supplier," stated Thomas E. Evans, Collins & Aikman's Chairman and Chief Executive Officer. "Combining Joan's automotive operations with Collins & Aikman's will create - in one integrated company - a world-class manufacturer of automotive woven and knit fabric, with broad capabilities in fabric styling, development, production and finishing technologies. Very importantly, we envision this combination creating significant efficiencies for our automotive fabric operations, as we join together the "best-of-the-best" in terms of automotive textile people, plants and equipment."


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      Evans continued, "Through operational synergies, more efficient new product creation and all the years of automotive fabric experience that Elkin McCallum and his team bring to us, we see the combination of Joan and Collins & Aikman creating significant benefits for all of our global fabric customers--which is why we're so very excited about this growth opportunity."


      Collins & Aikman Corporation, with annual sales approaching $2 billion, is the global leader in automotive floor and acoustic systems and is a leading supplier of automotive fabric, interior trim and convertible top systems. The Company's operations span the globe through 72 facilities, 13 countries and nearly 15,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine industry-leading design and styling capabilities, superior manufacturing capabilities and the industry's most effective NVH "quiet" technologies. Information about Collins & Aikman is available on the Internet at www.collinsaikman.com.


      This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Collins & Aikman operates, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers, changes in consumer preferences, dependence on significant automotive customers, the level of competition in the automotive supply industry, pricing pressure from automotive customers, the substantial leverage of the Company and its subsidiaries, limitations imposed by the Company's debt facilities, charges made in connection with the integration of operations acquired by the Company, the implementation of the reorganization plan, changes in the popularity of particular car models or particular interior trim packages, the loss of programs on particular car models, risks associated with conducting business in foreign countries and other risks detailed from time to time in the Company's Securities and Exchange Commission filings including without limitation, in Items 1 and 7 of the Company's Annual Report on Form 10-K for the year-ended December 31, 2000, and Item 1 in the Company's Quarterly Report on Form 10-Q for the periods ended April 1, 2000, July 1, 2000 and September 30, 2000.

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